Exhibit 99

Contact:

Rod Hise

The Luminis Group, Ltd. for Exact Sciences Corp.

608-807-4607

rod@luminisgroup.com

For Immediate Release

Exact Sciences reports first-quarter 2013 financial results, announces addition to board of directors

MADISON, Wis., May 1, 2013 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended March 31, 2013.

Exact reported total revenues of $1.0 million for the first quarter of 2013, compared to $1.0 million for the first quarter of 2012.

Exact reported a net loss of ($10.9) million, or ($0.17) a share, for the first quarter of 2013. The company had a net loss of ($10.6) million, or ($0.19) a share, for the same period of 2012.

Operating expenses for the quarter ended March 31, 2013, were $11.9 million, compared to $11.7 million for the first quarter of 2012.

Exact ended the first quarter of 2013 with cash, cash equivalents and marketable securities of $95.5 million, compared to $108.1 million at Dec. 31, 2012.

“We are very pleased to have concluded our DeeP-C pivotal clinical trial and announce strong preliminary, top-line trial results,” said Kevin T. Conroy, the company’s president and chief executive. “We are extremely pleased with Cologuard’s achievement of superiority to the fecal immunochemical test or FIT for both cancer and pre-cancer sensitivity.  We intend to seek FDA approval for claims of superiority over the FIT test for both cancer and pre-cancerous polyp detection.”

Exact also announced that Thomas D. Carey, 51, has joined its board of directors.  Mr. Carey brings to the board more than 20 years experience and expertise in the life sciences industry.  He is a member at Spencer Stuart, a global executive search firm, where he is responsible for leading the firm’s global efforts to provide board services to health care companies.

Prior to joining Spencer Stuart in 2010, Mr. Carey served as a partner and co-head of Russell Reynolds Associates’ global life sciences practice.  Before entering the search industry, he served as an investment banker and chief financial officer for both public and private health care and information technology companies.  Mr. Carey earned a bachelor’s degree from the College of the Holy Cross and a master’s degree from Northwestern University’s Kellogg School of Management.

“Tom is an outstanding addition to Exact’s board of directors,” Mr. Conroy said.  “His experience in health care gives him a unique perspective of the industry and what makes a company in our highly competitive industry great.  We look forward to the benefit of Tom’s expertise as we continue to make strong progress towards commercializing Cologuard.”

First-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Wednesday, May 1, 2013, at 10 a.m. ET to discuss first-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 56685244. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expectations concerning our ability to secure FDA approval of our Cologuard test, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Statements of Operation Data

(Amounts in thouands, except per share data)

	Three Months Ended
	March 31,
	2013	2012

License fees	1,036	1,036

Operating Expenses:
Research and development	7,526	8,999
General and administrative	2,648	2,145
Sales and marketing	1,759	594
	11,933	11,738

Loss from operations	(10,897)	(10,702)

Interest income	62	62
Interest expense	(19)	(5)

Net loss	$(10,854)	$(10,645)

Net loss per share - basic and diluted	$(0.17)	$(0.19)

Weighted average common shares outstanding - basic and diluted	63,836	56,718

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Balance Sheet Data

(Amounts in thousands)

	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$8,053	$13,345
Marketable securities	87,429	94,776
Prepaid expenses and other current assets	1,067	593
Property and equipment, net	3,442	3,405
Total assets	$99,991	$112,119

Liabilities and stockholders’ equity
Total current liabilities	$9,165	$11,455
Long term debt	1,000	1,000
Long term accrued interest	68	63
Capital lease obligation, less current portion	625	711
Deferred license fees, less current portion	—	295
Total stockholders’ equity	89,133	98,595
Total liabilities and stockholders’ equity	$99,991	$112,119